Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement ("Agreement") is made and entered into as of May 18, 2007, by and between WiFiMed Holdings Company, Inc., a Nevada corporation (the "Lender") and JMJ Technologies, Inc., a Georgia corporation (the "Borrower").

WHEREAS, Lender is making a loan to Borrower in the principal amount of up to $1,500,000 for the purposes agreed upon from time to time by Lender and Borrower;

WHEREAS, this Agreement is evidenced by a Secured Revolving Promissory Note and Security Agreement (collectively, "Loan Documents") and such Loan Documents are incorporated by reference herein;

WHEREAS, Lender will agree to lend up to $1,500,000 to Borrower for the purposes agreed upon from time to time by Lender and Borrower and in accordance with the terms and conditions herein;

NOW THEREFORE, Lender and Borrower agree to enter into this Agreement subject to the terms and conditions below:

1. Loan. The Lender hereby agrees (i) to advance Borrower the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), together with interest at ten percent (10%) per annum, and (ii) subject to the absolute discretion of the Lender, the Lender hereby agrees to advance Borrower, with each such advance subject to the written consent of Borrower, an additional principal amount of up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000), together with interest at ten percent (10%) per annum. All outstanding amounts shall be paid on or before Ninety (90) days from date when either Lender or Borrower terminate the Letter of Intent dated March 26, 2007 (the "Letter of Intent"). The terms and conditions of the loan are more fully set forth in the Secured Revolving Promissory Note attached hereto as Exhibit A (the "Note").

2. Secured Revolving Promissory Note. This Agreement shall be evidenced by the Note. Borrower shall repay the loan in accordance with the terms and conditions of the Note attached hereto as Exhibit A.

3. Security Agreement. This Agreement shall be subject to a Security Agreement between the Borrower as "Issuer" and the Lender as "Holder", attached hereto as Exhibit B.

4. Additional Consideration.
(a) As additional consideration for entering into this Agreement, Borrower agrees to issue directly to Lender 0.50 share of Borrower's common stock for every dollar advanced by Lender for the first $250,000 advanced.
(b) Thereafter, Borrower agrees to issue directly to Lender 0.2459 share of Borrower's common stock for every dollar advanced by Lender after the first $250,000 is advanced. In addition, Borrower agrees to issue to Escrow Agent for the benefit of Lender 1.2971 shares of Borrower's common stock for every dollar advanced by Lender after the first $250,000 is advanced.
(c) If Borrower increases the number of outstanding shares of its common stock by 250,000 shares to satisfy Borrower's obligations under its employment agreement with Greg Vacca, the Parties acknowledge that such a distribution will dilute the equity interests of Lender in Borrower. In order to protect Lender's equity interest in Borrower from such dilution, the Parties hereby agree that Borrower shall, contemporaneous with any such issuance of up to 250,000 shares to Mr. Vacca, issue directly to Lender shares equal to 0.0105 share for every dollar that Lender has already advanced to Borrower (for the initial $250,000); and shall deliver to Escrow Agent for the benefit of Lender shares equal to 0.0395 share for every dollar that Lender has already advanced to Borrower (for the initial $250,000),
(d) Following the issuance of shares pursuant to the above section 4(c), if Lender advances additional funds to Borrower, Borrower agrees to issue directly to Lender 0.2564 share of Borrower's common stock for every dollar advanced by Lender after the first $250,000 is advanced . In addition, Borrower agrees to issue to Escrow Agent for the benefit of Lender 1.3366 shares of Borrower's common stock for every dollar advanced by Lender after the first $250,000 is advanced.
(e) The further disposition of all shares delivered to the Escrow Agent shall be subject to the terms of the Escrow Agreement entered contemporaneously herewith. Shares issued to Lender shall be fully paid and non-assessable.

5. Use of Proceeds. The Borrower agrees to use the proceeds received from Lender as designated from time to time by Lender.

6. Remedies. Immediately upon an occurrence of any one or more of the below- enumerated events (herein called "Events of Default"), Lender may at any time thereafter declare the Loan owed to Lender by Borrower hereunder and all other liabilities and indebtedness owed by Borrower to Lender to be forthwith due and payable, whereupon the Loan owed to Lender by Borrower and all other liabilities and indebtedness owed byBorrower to Lender with accrued interest thereon, whether contingent or direct, shall forthwith become due and payable without presentment, demand, protest or other notice of any kind from Lender, all of which are hereby expressly waived. No right, power or remedy conferred upon Lender by this Agreement shall be exclusive of anyother right, power or remedy referred to herein or therein or now or hereafter available at law or in equity. Upon any Event of Default, subject only to any notice requirement and grace period expressly provided in the Note or Loan Documents, Lender shall be entitled to all of its rights or remedies hereunder, at law or in equity and under the Note, and any other Loan Document.

7. Events of Default. The occurrence of any of the following shall constitute "Events of Default," and all obligations under this Agreement shall, notwithstanding any time allowed in any such Note given by Borrower to Lender, become due and payable within 90 days upon the occurrence of any of the following Events of Default: (i) termination of the Letter of Intent; (ii) any warranty, representation, covenant or statement made or furnished to Lender by or in behalf of Borrower pursuant to this Agreement or any contract pursuant to which this Agreement is consummated shall have been false in any material respect which made or furnished; (iii) any breach of the Note or Security Agreement, if Borrower fails to cure such breach within 10 days of notice; or (iv) Borrower filing or becoming subject to a petition under the Bankruptcy Law by or against Borrower, or making a general assignment for the benefit of creditors.

8. Enforcement. Lender shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof. The failure of Lender at any time or times to enforce its or their rights under such provisions strictly in accordance with the same shall not be construed as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent, and the exercise of one right or remedyshall not be deemed a waiver or release of any other right or remedy.

9. Waiver. Borrower hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of the Collateral, notice of maturity, notice of non-payment and any and all other notices or demands in connection therewith.

10. Term. The term of this Agreement shall commence with the date hereof and end upon the payment of the Note in full.

11. Governing Law. The laws of Nevada shall govern the construction of this Agreement and the rights and duties of the parties hereto except as otherwise provided.

12. Benefit. This Agreement shall inure to the benefit of Lender's successors and assigns and shall be binding on Borrower's successor and assigns.

13. Co-operation. The Parties agree to create and execute timely all additional documents necessary to effectuate the intent of the Parties as evidenced by this Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

BORROWER

WIFIMED HOLDINGS COMPANY, INC.
By:
Name:
Its:

LENDER

JMJ TECHNOLOGIES, INC.
By:
Name:
Its: